Exhibit 10.22

Swiss Life Collective BVG Foundation, Zurich

Regulations

governing the pension plan for the employees of

Aleris Switzerland GmbH, Neuhausen am Rheinfall

effective as of 01.04.2008

Contract no. L3653

Group of insured persons

03	Geschdftsleitung

Contents

A. Introduction	3
Art. 1 - Objective / basis	3
Art. 2 - Administration of employee benefits / Information regarding the insured persons	3

B. General provisions and definitions	4
Art. 3 - Participation in the fund / Acceptance	4
Art. 4 - Age and normal retirement age	5
Art. 5 - Disability (Incapacity to work)	6
Art. 6 - Qualifying salary	6
Art. 7 - Duty to inform	7
Art. 8 - Payment of benefits	8
Art. 9 - Coordination with other insurance	9
Art. 10 - Transfer of entitlement, pledging and prepayment for home ownership	10

C. Savings plan and retirement benefits	12
Art. 11 - Retirement savings	12
Art. 12 - Retirement credits	13
Art. 13 - Retirement pension	15
Art. 14 - Retired person’s children’s benefits	16

D. Risk coverage	17
Art. 15 - Disability income	17
Art. 16 - Disabled person’s children’s benefits	17
Art. 17 - Widow’s / widower’s pension / unmarried partner’s pension	18
Art. 18 - Orphans’ benefits	20
Art. 19 - Lump-sum death benefit	20
Art. 20 - Cost of living (C.O.L.) adjustment	22

E. Funding	23
Art. 21 - Contributions / Waiver of contributions upon disability	23
Art. 22 - Special measures	23
Art. 23 - Art. 23 - Bonus	23

F. Premature termination of the employee benefits relationship	24
Art. 24 - Vested benefits	24
Art. 25 - Level of vested benefit (money purchase plan)	26
Art. 26 - Extension period / Extended liability	26
Art. 27 - Partial liquidation	27

G. Final provisions	29
Art. 28 - Effective date	29
Art. 29 - Modification / Divergence	29

A.	Introduction

Art. 1 - Objective / basis

(1)

The Swiss Life Collective BVG Foundation, Zurich (the Foundation), operates an occupational pension fund for the eligible employees (Art. 3) of

Aleris Switzerland GmbH, Neuhausen am Rheinfall

(the employer).

The Foundation has been entered in the Register of Occupational funds, and is affiliated to the national security fund. It guarantees compliance with the regulations imposed by the Occupational Pensions Act (the Act = BVG) and the provision of benefits stipulated.

(2)

A contract between the Foundation and Swiss Life Insurance and Pension Company, Zurich (Swiss Life), forms the basis for the fund.

The relationship between employer and Foundation is governed by the terms of a Contract of Affiliation.

(3)

The employer provides the Foundation or Swiss Life with the information required to implement the employee benefits fund. If required, Swiss Life will pass on this and any other information to other insurers, (e.g. re-insurers). In case of recourse to a liable third party (Art. 9, cl. 3), the Foundation is authorised to pass on any information required to enforce its legal rights to the liable third-party or to the liability insurers.

The Foundation and Swiss Life guarantee the confidential treatment of all data.

Art. 2 - Administration of employee benefits / Information regarding the insured persons

(1)

An Administrative Board is responsible for administering the employee benefits, implementing these regulations, and providing the insured persons with information. This Administrative Board is composed of an equal number of employee and employer representatives and issues a regulation defining its functions.

(2)

The insured person receives a pension certificate annually with their insured benefits and other relevant data in connection with their employee benefits coverage. In addition they receive annual information about the organisation and the financing of the Vorsorgewerk and details about the Administrative Board.

The insured person can also request the following yearly reports of the Foundation from the Administrative Board:

•	The annual report with information on the Vorsorgewerk.

This report includes information on

•	interest on the retirement savings / mathematical reserves

•	the claims experience

•	the administrative costs.

It also includes data on the performance of the mathematical reserve, the formation of reserves and the technical cover ratio.

•	The annual report with information on the Foundation as a whole.

This report includes the balance sheet, the profit and loss account, detailed notes and the auditors’ and experts’ reports. As a rule, the previous year’s report is available from June of the current year and can be accessed on the Internet at www.swisslife.ch.

B.	General provisions and definitions

Art. 3 - Participation in the fund / Acceptance

(1)

All employees who are required to contribute to the AHV (Swiss Federal old-age and surviving dependants’ insurance) are to join the fund, save as provided in cI. 2.

Admission to the fund is on the first day of employment but not earlier than the 1st January following the 17th birthday.

As a rule, if a person is healthy and fully capable of working upon admittance to employee benefits, there will be no limitations for pre-existing conditions with regard to entitlement to benefits in accordance with these regulations.

Exclusion clause in accordance with BVG

If a person is not fully capable of working, prior to or upon admittance to employee benefits, without being disabled within the meaning of the BVG, and if the cause of said incapacity leads to disability or death within the period stipulated by the BVG, then there will be no entitlement to benefits in accordance with these regulations. If, at the onset of the incapacity to work, the person was insured with another employee benefits institution, then that institution is responsible for the payment of benefits (Art. 18a and Art. 23a, BVG). The right is reserved to pay minimum benefits in accordance with the BVG by way of advance payment of benefit.

Special provisions apply for a person who is disabled as a result of a congenital disability or who became disabled before reaching adulthood and was therefore at least 20% but less than 40% incapable of working at the time of admittance to the employee benefits (Art. 18b and c as well as Art. 23b and c, BVG).

Admittance with limitation for pre-existing conditions

The Foundation or Swiss Life can make its assumption of coverage for employee benefits going beyond the minimum benefits in accordance with the BVG dependent on the results of an examination by a doctor. In this case the Foundation or Swiss Life initially assumes provisional coverage with effect from the date entered in the notification of entry. The Foundation or Swiss Life decides whether the coverage shall be assumed on a definitive basis, with or without a limitation for pre-existing conditions, after the doctor’s report is received. A limitation for pre-existing conditions may be set for a maximum duration of five years. Any benefits over and above the mandatory level acquired with transferred vested benefits will only be affected by a possible limitation on entitlements for the remainder of any previously imposed five-year maximum period in all. The limitation will be communicated to the insured person.

A limitation has the following effect if an insured event occurs: If, within the duration of the limitation for pre-existing conditions, the health problems specified in the limitation lead to the insured person’s death or an incapacity to work which leads to disability or death, no entitlement to supplementary death benefits exists to the extent designated above and no entitlement to supplementary disability benefits exists throughout the limitation period to the same extent. If an insured event occurs due to a cause other than those stated in the limitation or after the limitation period has expired, the limitation has no effect.

(2)

The following persons are not eligible for admission to the fund:

•	Employees who have reached or exceeded normal retirement age (Art. 4, cl. 2)

•

Employees whose annual salary (Art. 6 cl. 2) does not exceed the amount set by the BVG as the participation threshold, which currently amounts to 75% of the maximum AHV retirement pension. This amount is reduced for persons who are partially disabled within the meaning of the Federal disability insurance (IV). The reduction amounts to

•	25% for a degree of disability of at least 40%

•	50% for a degree of disability of at least 50% and

•	75% for a degree of disability of at least 60%

In the case of part-time employees, the threshold amount for admittance is adjusted in line with their level of employment.

•	persons employed under a limited-time contract for a period of not more than three months.

If the employment relationship is prolonged without interruption beyond the period of 3 months, admittance to the employee benefits takes place at the time when the extension is agreed on.

From 1 January 2009 the following additional provisions shall apply:

If employment with the same employer consisting of a number of consecutive employment relationships lasts more than 3 months overall and there was no break in employment of more than 3 months, admittance to the employee benefits takes place as of the fourth month of employment.

If a period of employment of more than 3 months is agreed on from the outset, the employee concerned shall be insured from the beginning of the employment relationship.

•	persons whose work for the employer represents a secondary occupation and are covered for mandatory benefits in their principal occupation, or are primarily self-employed.

•	persons who are at least 70% disabled in accordance with the IV

•

Employees who are not working in Switzerland or whose occupation in Switzerland is not expected to be permanent, provided they have adequate benefit coverage in another country and apply for exemption from joining the fund.

(3)

Any salary received from other employers is not covered by the fund (exclusion of voluntary participation in accordance with BVG Art. 46, cl. 1 and 2).

(4)

If the annual salary decreases for reasons other than a temporary loss of earnings so that insurance of the employee in accordance with these regulations is no longer mandatory, the entitlement to the benefits in accordance with these regulations shall lapse. If accumulated retirement savings are present the individual retirement account will be maintained with no further contributions in accordance with Art. 11.

Art. 4 - Age and normal retirement age

(1)

Age for calculation of retirement credits in accordance with Art. 12 is the difference between the current calendar year and the insured person’s year of birth.

Age for the calculation of premiums for risk benefits is the insured person’s age in years and full months, whereby the period from birth until the first of the following month is not taken into ac-count.

(2)

Normal retirement age is reached on the first of the month following attainment of age 64 (women) or 65 (men).

These provisions comply with the BVG and its related ordinances. If a change in the legal stipulations occurs, these provisions will be amended accordingly.

Art. 5 - Disability (Incapacity to work)

(1)

Disability is as defined by the IV or when the insured person is shown by objective medical evidence to be totally or partially incapable of performing their normal job functions or those in another suitable occupation appropriate to their education, knowledge and abilities.

(2)

If the insured person is partially disabled, the degree of disability will be taken into account in determining the level of the disability benefits.

A partial disability of

•	less than 25% does not entitle the insured person to any benefits

•	partial disability of at least 25%, but less than 60%, results in an entitlement to a corresponding share of the benefits defined for total disability.

•	at least 60% but less than 70% entitles the person to 75% of the benefits defined for total disability

•	70% and above entitles the person to the benefits defined for total disability.

If an entitlement to benefits in accordance with the BVG exists in a case of disability, the degree of disability shall correspond at least to the degree of disability determined by the IV.

(3)

If the disability is self-inflicted or intentionally aggravated, no disability benefits will be granted in excess of the mandatory BVG minimum, and will be reduced accordingly if the IV reduces or refuses to provide its benefits. This also applies if the disability results from the insured person taking active part in war, in war-like activities or in another political disturbance, without Switzerland being involved in a war or being forced into war-like activities.

Art. 6 - Qualifying salary

(1)

Qualifying salary is the annual salary reduced by a coordination offset to take into account AHV benefits (Federal old-age and surviving dependants insurance) and IV (Swiss Federal Disability Insurance).

(2)

Annual salary is calculated on the annual rate of regular earnings (excluding payments for overtime, bonuses, casual and other temporary earnings) in accordance with the AHV definition on 1 January or the date of admittance to the employee benefits.

Any temporary loss of earnings due to illness, accident, unemployment, maternity leave or similar causes will not be taken into account unless the insured person wishes his or her qualifying salary to be reduced accordingly.

(3)

The annual salary is not limited, unless the maximum insured salary in the case of one or more employee benefits institutions requires a limitation in accordance with the BVG.

(4)

The coordination offset is determined in accordance with the BVG, which is currently 87.5% of the maximum AHV retirement pension.

The coordination offset is reduced to a level appropriate to the level of employment or the active portion of the insurance for part-time or partially disabled employees.

(5)

The qualifying salary for every person with mandatory insurance cover under these regulations corresponds to at least the minimum amount in accordance with the BVG, which is currently 12.5% of the maximum AHV retirement pension.

(6)

If an employee is partially disabled at the time of admittance, the qualifying salary will be calculated on the annual salary appropriate to his or her earning capacity.

If an employee already insured is declared to be partially disabled within the meaning of Art. 5, the insurance will be split into a disability portion corresponding to the pension entitlement (partial pension as a percentage of the benefits defined for total disability) and an active portion (bringing total coverage to 100%). The qualifying salary remains constant for the disability portion of the insurance. For the active portion, the qualifying salary as under the provisions of this article will be calculated on the basis of the annual salary appropriate to the earning capacity.

If a change in the degree of disability affects the level of disability benefits, the two portions will be adjusted accordingly. However, no change in the split will take effect on account of an improvement in the degree of disability if disability reverts to a higher degree within the ensuing 12 months.

(7)

To take account of any changes in the qualifying salary, insured benefits and contributions will generally be adjusted on 1 January coinciding with the change or immediately following it. Should a change in salary come into effect after 1 January, then the insured benefits and the contributions may be adjusted as of the effective date, departing from this basic principle.

Adjustments are not possible, however, for persons who are fully disabled or 100% incapable of work. Any adjustments made in error will be reversed should a claim arise.

Any increases in benefits will be taken into account within the framework of the provisions on a possible medical examination and possible pre-existing conditions on payment of benefits at the time of admission to the fund (Art. 3, cl. 1).

Art. 7 - Duty to inform

(1)

Insured persons or their surviving beneficiaries must supply true and correct information on circumstances affecting the employee benefits at all times and those claiming benefits must produce satisfactory evidence in support of their entitlement. Immediate notification is required of the following:

•

the insured person’s marriage, the insured person’s remarriage or the registration of the insured person’s partnership in accordance with the Swiss Federal law on registered partnerships for same-sex couples (PartG)

•	the establishment of a marriage-like relationship by the insured person without registration of the partnership (Art. 17 cl. 1)

•	income which modifies the extent of the Foundation’s obligation to provide benefits (Art. 9, cl. 2)

•	any change in the degree of disability or the recovery of a disabled insured person’s capacity to work

•	the death of a person in receipt of a pension

•	the remarriage, the marriage or the registration of a partnership in accordance with the PartG of a person drawing a widow’s, widower’s or unmarried partner’s pension

•	the completion of education or attainment of earning capacity of a child for whom a benefit is being paid

•	decisions by state social security schemes which are relevant to the employee benefits - decisions by doctors which are relevant to the employee benefits.

(2)

Neither the Foundation nor the Employer will be liable for the consequences of failure to fulfil these obligations. The Foundation reserves the right to reclaim any excess benefit payments it may have made.

If the insured person is receiving unemployment benefits and has been drawing disability benefits for the same period of time, the Foundation can reclaim the excess benefit payments made within the scope of the minimum benefits in accordance with the BVG directly from the unemployment insurance.

Art. 8 - Payment of benefits

(1)

Benefits due will be paid by Swiss Life, on behalf of the foundation, to the beneficiaries’ place of residence in Switzerland or in an EU/EFTA member state. For beneficiaries without such a residence, payment will be made to the foundation’s registered office.

(2)

Benefits as provided by these regulations will be paid quarterly in advance, the due dates being January 1, April 1, July 1 and October 1.

The first benefit payment will be a pro rata instalment for the period up to the next due date. Should the recipient of a benefit die, any benefit payable to the surviving dependants will not start until the following due date. Portions of the benefit drawn for any period beyond the date on which the entitlement ceases and before the next due date need not be refunded, except in the case of disability benefits and disabled persons’ children’s benefits, where excess payments must be refunded following a reduction in the degree of disability.

(3)

Where, at the beginning of an entitlement, the annual retirement pension or disability income paid for total disability amounts to less than 10%, the widow’s, widower’s or unmarried partner’s pension to less than 6% and the orphan’s or children’s benefit to less than 2% of the minimum AHV retirement pension, the annual benefit will be replaced by a one-off lump-sum payment.

If the full-rate disability benefit exceeds the above-mentioned amount, the children’s benefit will be paid in the form of a pension, regardless of the amount.

(4)

The beneficiary may apply for payment of a one-off lump-sum benefit instead of the retirement pension (cf. Art. 13 cl. 5) or the widow’s, widower’s or unmarried partner’s pension (cf. Art. 17 cl. 3) becoming due.

Art. 9 - Coordination with other insurance

(1)

For an insured event under the Federal Law on Accident Insurance (UVG) or Military Insurance (MVG)

•	the disability income and the disabled person’s children’s benefits and

•	the widow’s pension, the widower’s pension (or lump-sum settlement) and the orphan’s benefit are only insured within the scope of the BVG mandatory minimum benefits and, at the most, so that together with the qualifying income in accordance with cl. 2a and, in a case where there is an entitlement to disability benefits, together with any income which continues to be earned or could reasonably be expected to be earned or to be received as replacement income, they bring the total to 90% of the estimated loss of earnings.

If the accident insurer pays no widow’s or widower’s pension, the widow, widower or surviving registered partner is at least entitled to a benefit in accordance with Art. 17 up to the level of the benefit insured in accordance with the UVG; this benefit will, however, be reduced in accordance with the amount of the lump-sum settlement paid by the accident insurer.

An unregistered partner is not entitled to any benefits for an insured event covered under the UVG or MVG.

If the accident insurer, Military Insurance or AHV/IV reduces or refuses to provide benefits (e.g. because the entitled person was largely responsible for the death or disability) the benefits pro-vided in accordance with these regulations will take into account the full UVG, MVG or AHV/IV benefits.

Insured persons who have no UVG coverage, either on a compulsory or a voluntary basis, have the same rights to benefits in accordance with these regulations as those employees with UVG coverage.

Waiver of premiums in the event of disability will be granted irrespective of whether a claim falls within UVG or MVG.

(2)

The benefits in accordance with these regulations will be reduced to the extent that, together with any other qualifying income, and, in a case where there is an entitlement to disability benefits, together with any income which continues to be earned or could reasonably be expected to be earned or to be received as replacement income, they exceed 90% of the estimated loss of earnings.

Qualifying income includes:

a.	benefits from the AHV/IV, benefits from accident insurance in accordance with the UVG, benefits in accordance with the MVG and benefits from Swiss or foreign social security and employee benefits institutions (excluding attendance allowances, lump-sum settlements and similar payments)

b.	third-party liability payments.

Liability payments from third parties are only counted as qualifying income to the extent that the claims of the entitled person for the same insured event are not transferred to the Foundation. If third-party liability payments are counted as qualifying income, an entitlement exists to at least the benefits in accordance with the BVG.

The widow’s, widower’s or the surviving partner’s incomes and orphans’ incomes are counted together. One-off lump-sum payments will be converted into actuarially equivalent pensions.

If a portion of the retirement savings has been prepaid for home ownership, a reduction in the benefits in accordance with these regulations is calculated on the basis of the benefits which would have been due if no prepayment had taken place. However, benefits from a supplementary insurance concluded by the insured to partially or completely bridge the gaps in insurance coverage in accordance with Art. 10 cl. 6, will not be taken into account.

Benefit payments or partial payments which are not paid on the basis of the provisions of this Art. or the full salary payment (chapter D), will be vested in the Foundation to be used for the sole benefit of the insured persons of this fund and their dependants.

(3)

If a person who is entitled to disability or death benefits has claims on the same grounds against liable third parties, the Foundation normally takes the place of that person by subrogation with regard to these claims up to the level of the benefits concerned in accordance with the pension fund regulations.

(4)

The Employer’s obligation to pay severance pay within the meaning of Art. 339d of the Swiss Code of Obligations will be deemed to have been discharged to the extent to which the Foundation has paid benefits which have been financed by the Employer.

Art. 10 - Transfer of entitlement, pledging and prepayment for home ownership

(1)

Benefits in accordance with these regulations may not be transferred or pledged before they become due, except as provided in cl. 2 below.

(2)

Within the framework of cl. 3 and the other legal provisions and stipulations, an insured person may pledge their entitlement to retirement, disability or death benefits, or an amount up to the sum of the vested benefit, or receive a prepayment of the retirement savings, or a portion of it, for one of the following:

a.	to purchase or construct an owner-occupied apartment or single-family home,

b.	to participate in a housing cooperative, or similar institution,

c.	to repay a mortgage.

The insured person, however, is required to use the property as their own residence or normal place of abode.

If the insured person has paid a purchase sum to improve their benefits coverage, the portion of the retirement savings funded by the purchase cannot be drawn as a prepayment until three years after the purchase at the earliest. This restriction does not apply following a purchase to bridge the gap in coverage resulting from divorce or the legal dissolution of a registered partnership, and the transfer of part of the vested benefit to the employee benefits institution of the divorced spouse or the ex registered partner.

If an insured person is totally disabled, they may not pledge benefits or receive a prepayment; if partially disabled, it is possible to make a pledge or receive a prepayment based on the active portion of the insurance.

In the case of a married person or an individual living in a registered partnership, written consent to pledging or prepayment of benefits is required from the spouse or the registered partner. Written notification of a pledge must be made to the Foundation.

(3)

A pledge can be made or a prepayment claimed for the active part of the insurance, up to a maximum amount, until three years prior to the normal retirement age.

Maximum amount up to age 50:

equals the vested benefit at the time of pledge or prepayment in accordance with Art. 25.

Maximum amount over age 50:

equals the vested benefit at age 50 in accordance with Art. 25 or, if greater, half of the vested benefit at the time of pledge or prepayment.

The Federal Council determines a minimum amount for the prepayment for use in accordance with cl. 2(a) and cl. 2(c) and for every repayment in the form of instalments (cl. 5). This currently amounts to CHF 20’000.

In accordance with Art. 83a cl. 1 of the BVG, the prepaid amount or the proceeds from the sale of the pledged entitlement to benefits or vested benefit in accordance with cl. 2 are subject to tax as a lump sum, separately from other income, at the time of payment.

(4)

The pledge contract may stipulate that the pledged amount will increase annually up to the maximum amount in accordance with cl. 3 until the pledge is sold.

Further prepayment is possible after a period of five years has elapsed since the previous one. Calculation of the new maximum amount will be governed by the provisions of cl. 3. The following additional conditions apply to insured persons who are already over age 50: the vested benefits after reaching age 50 increase by the amount of any prepayment subsequently paid back and decrease by the amount of any subsequent prepayment. The limitation to half the vested benefit is calculated on the basis of the difference between the level of vested benefit at the time of the prepayment and the amount already used for home ownership purposes at that time.

(5)

The insured person in employment may repay the prepaid amount or the proceeds from the sale of the pledge in a single lump sum or in instalments (cl. 3) up to three years prior to reaching normal retirement age, up to the onset of a loss of earnings capacity, the cause of which leads to disability or death, or up to the cash payment of the vested benefit.

The insured person must repay the prepayment in one single lump sum if they sell the residential property or grant a third party rights to the residential property which are equivalent to the sale of the property.

If the prepayment or the proceeds from the realisation of the pledge are totally/partially repaid, the tax paid on the amount, without interest, may be reclaimed from the cantonal authorities concerned within a period of three years following repayment, upon written application.

(6)

The drawing of the prepayment reduces the mandatory and supplementary portions of the ac-cumulated retirement savings in line with the percentage share they represent in the total retirement savings. The retirement, disability and death benefits will decrease accordingly if the retirement savings are used to determine these benefits. Supplementary insurance to bridge the gap in coverage for disability and death benefits can be taken out with Swiss Life. Costs for supplementary insurance must be borne by the insured person.

In terms of the mandatory and supplementary portions of the accumulated retirement savings, the amount withdrawn in advance is repaid to the same extent and in the same ratio as was taken from the mandatory and the supplementary portions of the retirement savings when the prepayment was made. If this is not known, the whole repayment is made to the supplementary part of the retirement savings. The correspondingly reduced benefits will be reassessed in accordance with the employee benefits regulations in force at the time of the repayment. The insured person may pay a lump sum in accordance with Art. 12 cl. 4 to purchase the difference between the total benefits after complete repayment and the benefits which would have resulted without the prepayment for home ownership.

These provisions also apply to the sale of a pledge or repayment of the proceeds from the sale of a pledge.

(7)

The insured persons are charged for the costs incurred for a prepayment, a pledge or a repayment of a prepayment in accordance with the valid Swiss Life group life insurance premium rates, currently:

•	for a pledge: CHF 300;

•	for a prepayment: CHF 500;

•	for a repayment: CHF 200.

C.	Savings plan and retirement benefits

Art. 11 - Retirement savings

(1)

An individual retirement account must be maintained for each insured person, under a savings plan in which retirement savings accumulate, made up of a mandatory and a supplementary portion. The mandatory portion corresponds to the retirement savings in accordance with Art. 15 and 16 of the BVG. The difference between the mandatory portion and the total retirement savings is described as the supplementary portion.

The following items will be credited to the retirement account:

•	the retirement credits (Art. 12 cl. 1)

•

the vested benefits from previous employee benefits relationships; if they can be used to purchase insurance years (Art. 12, cl. 3), it is mandatory for them to be transferred upon acceptance into the new employee benefits fund

•

the vested benefit which, in the event of a divorce or the judicial dissolution of a registered partnership, has been transferred from the employee benefits institution of the divorced spouse or ex registered partner to the employee benefits governed by these regulations

•	the allocations for repayment of the amounts drawn as prepayments for home ownership purposes or for repayment of the proceeds of the sale of a pledge

•	the purchase sums paid in in accordance with Art. 12 cl. 4

•	payments out of bonus allocations or the Vorsorgewerk’s free funds in accordance with the decision of the Administrative Board, or out of the employer’s voluntary contributions

•	interest.

The following items will be debited to the retirement account:

•

the vested benefit which, in the event of a divorce or the judicial dissolution of a registered partnership, must be transferred to the employee benefits institution of the divorced spouse or ex registered partner

•	the amount prepaid for home ownership purposes or the amount of the pledge if the pledge was sold.

Any portion of the vested benefit which cannot be used for the purchase of insurance years will not be credited to the retirement account; it will be used as an allocation for a vested benefits policy or, at the insured person’s request, as an allocation to a vested benefits account.

(2)

For the mandatory portion of the retirement savings, the rate of interest paid corresponds to the minimum rate prescribed by the Federal Council. The supplementary portion of the retirement savings earns interest at the rate underlying the Swiss Life one-year group life insurance premium rates for savings plans.

Interest will be calculated on the balance in the retirement account at the end of the previous year and credited to the retirement account at the end of each calendar year.

(3)

If an employee joins the employee benefits during the course of the year, interest on the transferred vested benefit for the remainder of the year will be calculated on a pro rata basis and credited to the retirement account at the end of that calendar year. The same provisions apply to purchase sums or allocations made during the course of the year.

If an insured event occurs or if the insured person withdraws from the employee benefits during the course of the year, interest for that year will be calculated on the balance in the retirement account at the end of the previous year up to the date on which the claim arose or the vested benefit becomes due.

(4)

The final retirement savings without interest in accordance with the BVG amount to the balance in the retirement account in accordance with the BVG at the end of the current calendar year, plus the retirement credits in accordance with the BVG without interest for the period remaining from the subsequent calendar year until normal retirement age.

Art. 12 - Retirement credits

(1)

The annual retirement credit is 25% of the qualifying salary.

(2)

No retirement credit is allocated prior to 1 January following attainment of age 24.

(3)

The vested benefits brought in are used to purchase insurance years. The purchase is based on the supplementary payment of retirement credits in accordance with cl. 1 and the salary at the time of the person’s acceptance into the employee benefits fund. The maximum purchase amounts to the sum of retirement credits for the years between the lowest applicable age for participation in the savings element and the actual age of the person to be admitted to the fund. Any excess brought in may be taken into account, in accordance with the relevant conditions.

(4)

In the following cases, the insured person may pay a purchase sum to improve their benefits coverage:

a.	for the purchase of missing insurance years that could not be financed by the vested benefits; after a full purchase the retirement savings are based on the maximum possible term of insurance. Purchasing missing insurance years increases the supplementary portion of the retirement savings;

b.	for the purchase of coverage for one or more salary increases; after a full purchase the retirement savings are based on retirement credits established on the basis of the applicable salary at the time of the purchase for the term of insurance lying in the past. In addition, an improvement in the pension plan may be purchased for the term of insurance lying in the past. Purchasing coverage for a salary increase or an improvement in the benefits plan in-creases the supplementary portion of the retirement savings;

c.	to bridge the gap in coverage that results from repayment in full of a prepayment for home ownership; after a full purchase the mandatory and supplementary portions of the retirement savings each correspond to the sum that would have accumulated had no prepayment for home ownership taken place.

d.	to bridge the gap in coverage resulting from divorce or the judicial dissolution of a registered partnership, and the transfer of a portion of the vested benefit to the employee benefits institution of the divorced spouse or ex registered partner; after a full purchase, the mandatory and supplementary portions of the retirement savings each correspond to the amount that would have accumulated had no transfer of a portion of the vested benefit taken place.

Every purchase is limited to the legally stipulated maximum sum. This is decided taking into account:

•	vested benefit entitlement (vested benefit policy or vested benefits account), that possibly have not been paid into the employee benefits plan, and

•	the part of the assets for tax-qualified individual provisions that must be taken into account according to the law.

The insured person must report the above-mentioned vested benefits entitlements and the total assets for the tax-qualified individual provisions, so that the legally stipulated maximum sum can be calculated before the bringing in of the purchase sum. The Foundation will not be liable for the consequences resulting from a failure to report the necessary information.

A purchase as described above is generally possible at any time, with the following exceptions:

•

If the insured person drew a portion of their retirement savings as a prepayment for home ownership, he or she may only make a purchase in accordance with letters a) or b) when the amount withdrawn has been repaid in full. If the insured person is not allowed to repay the withdrawn amount because the entitlement of retirement benefits will commence in less than three years, they may pay a purchase sum which takes into account the amount drawn in advance.

•

For insured persons in employment, it is only possible to purchase additional insurance benefits up to the onset of an incapacity to work, the cause of which leads to disability or death, or in cases in accordance with cl. 4a) and 4b), up to one year prior to the normal retirement age. The legal restrictions on the drawing of retirement savings in lump-sum form in accordance with Art. 13 cl. 5 and on prepayment for home ownership in accordance with Art. 10 cl. 2 must be observed.

•	If the insured person is partially disabled, it is only possible for the active portion of the insurance.

•

The annual purchase sum for an insured person who moves to Switzerland from abroad and has never been a member of a Swiss employee benefits institution must not exceed 20% of the qualifying salary in the first 5 years following the date of admittance to the employee benefits. An insured person must supply true and correct information regarding their move to Switzerland from abroad and previous insurance with a Swiss employee benefits institution. The Foundation will not be liable for the consequences resulting from a failure to report the necessary information.

Any increases in risk benefits resulting from the purchase - besides the increase in retirement savings - will be subject to the stipulations on a possible medical examination and a possible limitation for pre-existing conditions at the time of admittance to the employee benefits (Art. 3, cl. 1).

Limiting conditions will not be imposed if the insured person purchases coverage for the gap resulting from divorce or the judicial dissolution of a registered partnership within the twelve-month period following the divorce or the judicial dissolution of the registered partnership.

Art. 13 - Retirement pension

(1)

An insured person who has reached normal retirement age (Art. 4, cl. 2) will be entitled to a retirement pension payable for life except as provided in cl. 3 or cl. 4.

(2)

The annual retirement pension is calculated by converting the mandatory and supplementary portions of the accumulated retirement savings at the time of retirement, or at the latest upon reaching normal retirement age.

The basis for conversion of the mandatory portion is the conversion rate in accordance with Art. 14 BVG and the transitional provisions for insured persons who will reach normal retirement age before 1 January 2014. The supplementary portion of the retirement savings will be converted in accordance with the applicable rate for Swiss Life group life insurance at the time.

The conversion rates currently applied for normal retirement age are shown in the pension certificate.

The widow’s pension, widower’s pension or unmarried partner’s pension and the retired person’s children’s benefits associated with the retirement pension are also purchased through this con-version.

If an insured person is disabled in accordance with the IV definition and is receiving disability benefits upon reaching normal retirement age, the BVG retirement pension based on the accumulated retirement savings is compared with the BVG disability benefit. If the retirement pension is lower, the fund will pay the difference in addition to the retirement pension provided in accordance with these regulations.

(3)

An insured person who has taken early retirement i.e. from the first of the month following completion of the 58th year of age at the earliest, is entitled to an immediate retirement pension for life. Early retirement before this time is only possible in cases described by law, particularly in the event of operational restructuring. The level of the retirement pension is calculated by converting the mandatory and supplementary portion of the accumulated retirement savings at the time of retirement using reduced conversion rates.

(4)

If retirement is deferred until after normal retirement age, the retirement pension payments which would normally have been paid out upon reaching retirement age will accumulate and earn interest until they are paid to the insured person in a lump sum upon retirement.

For the mandatory portion of the retirement pension, the rate of interest paid is equal to the minimum fixed by the Federal Council. The supplementary portion of the retirement pension earns interest at the rate underlying the Swiss Life one-year group life insurance premium rates for savings plans.

If an insured person dies after reaching retirement age but before retiring from employment, the retirement pension instalments accumulated with interest will be payable to that person’s survivors. The provisions of Art. 19 regarding beneficiaries shall apply accordingly.

(5)

In lieu of the full retirement pension or a partial pension - save as provided in the following stipulations - the insured person may apply for the accumulated retirement savings, or part of those savings, to be paid out as a lump sum.

A declaration to this effect must be made in writing no later than one year prior to reaching the normal retirement age or no later than one year prior to early retirement. From then on it is irrevocable. In the case of married persons or persons living in a registered partnership, this declaration must be jointly signed by the spouse or registered partner as evidence of consent.

If the insured person has paid a purchase sum to improve their benefits coverage, the portion of the retirement savings funded by the purchase cannot be paid out as a lump sum unless at least three years have elapsed between the time of the purchase and the point at which the retirement benefits become payable. This restriction does not apply following a purchase to bridge the gap in coverage resulting from divorce or the legal dissolution of a registered partnership, and the transfer of part of the vested benefit to the employee benefits institution of the divorced spouse or the ex registered partner.

If the insured person is a disabled person within the meaning of Art. 5 when their retirement pension becomes due, they may only receive the lump-sum payment if they were still capable of earning an income one year prior to retirement age. The lump-sum payment is limited to that portion of the retirement savings which corresponds to the active portion of the insurance one year prior to normal retirement age.

The drawing of a lump-sum payment reduces the mandatory and supplementary portions of the accumulated retirement savings in line with the percentage share they represent in the total retirement savings. Entitlement to benefits in accordance with the pension fund regulations shall cease for the portion of the retirement savings paid as a lump sum.

Art. 14 - Retired person’s children’s benefits

(1)

The recipient of a retirement pension will be entitled to benefits for each child (Art. 18, cl. 2) under age 18.

The payment of a child benefit is subject to the provisions of Art. 13, cl. 5 relating to lump-sum payment of the retirement savings.

The retired person’s dependent child benefit will commence at the same time as the retirement pension (Art. 13) and will cease when the child reaches the stipulated age or upon death of the child or of the retired insured person.

Art. 13, cl. 3 and 4 and Art. 18, cl. 3, section 2 are applicable.

(2)

The annual benefit for each qualifying child is 20% of the retirement pension (Art. 13) but not less than the disabled person’s dependent child benefit which may have previously been paid.

D.	Risk coverage

Art. 15 - Disability income

(1)

An insured person who is disabled in accordance with the definition in Art. 5 will be entitled to disability income.

The payment of disability income will be subject to Art. 9, cl. 1 relating to coordination with UVG/MVG benefits.

Entitlement begins as soon as the benefits from a mandatory short-term disability insurance (Art. 26 BVV 2) have been used up; for the mandatory minimum in accordance with the BVG no later than after a period of 24 months, and for supplementary benefits, no earlier than after a period of 24 months (waiting period).

The length of the waiting period is determined on the basis of the total number of days of disability arising from the same cause as long as they do not precede a fully active period of work of more than twelve months. The disability income will commence without a new waiting period if the insured person was already entitled to disability benefits and provided the period of full capacity to work was no longer than twelve months.

Following the waiting period and during any retraining of a disabled person, the disability income and disabled person’s children’s benefits are insured up to the amount which together with the IV daily allowance equals a maximum of 100% of the estimated loss of earnings.

The disability income is payable as long as the insured person is disabled but not beyond nor-mal retirement age.

(2)

The annual disability income for total disability amounts to 60% of the qualifying salary. However, it may be no less than a pension calculated as a percentage of the final retirement savings without interest in accordance with the BVG (Art. 11 cl. 4), whereby the percentage used shall correspond to the BVG conversion rate which applies to the retirement pension.

Art. 16 - Disabled person’s children’s benefits

(1)

An insured person who is disabled in accordance with the definition in Art. 5 will be entitled to benefits for each child (Art. 18, cl. 2) under age 18.

Payment of children’s benefits will be subject to the provisions of Art. 9, cl. 1 relating to coordination with UVG/MVG benefits.

The disabled person’s children’s benefit commences at the same time as the disability income payable in accordance with Art. 15 and ceases when a child reaches the stipulated age or dies, or if disability benefits are pledged. Art. 18, cl. 3, section 2, is applicable.

(2)

For total disability, the annual disabled person’s children’s benefit for each child amounts to 10% of the qualifying salary. However, it may be no less than a pension calculated as a percentage of the final retirement savings without interest in accordance with the BVG (Art. 11 cl. 4), whereby the percentage used shall correspond to 20% of the BVG conversion rate which applies to the retirement pension.

Art. 17 - Widow’s / widower’s pension / unmarried partner’s pension

(1)

Entitlement of the spouse or registered partner

The surviving spouse or surviving registered partner is entitled to a widow’s or widower’s pension if an insured person dies before or after commencement of the retirement pension.

The payment of a pension will be subject to the provisions of Art. 9, cl. 1 relating to coordination with UVG/MVG benefits and Art. 13, cl. 5 relating to lump-sum payment of the retirement savings.

Entitlement of the divorced spouse or ex registered partner

Following the death of the insured person, the divorced spouse will be regarded as having the same status as the widow or widower, provided

•	the marriage had lasted at least 10 years, and

•	the divorced spouse was granted a pension or a lump-sum settlement for a lifetime pension in the divorce decree.

However, entitlement to benefits will be limited to the amount by which the award stipulated in the divorce decree exceeds any benefits provided by another insurance, in particular the AHV or IV. These provisions also apply to an ex registered partner following the judicial dissolution of the registered partnership.

Entitlement of the unregistered partner

Following the death of an insured person who was unmarried and not living in a registered partnership, the surviving partner (same or opposite sex) will be regarded as having the same status as a widow or widower, provided that said partner

•	is not drawing a widow’s pension, widower’s pension or unmarried partner’s pension from a second pillar employee benefits institution

•	is unmarried and not living in a registered partnership

•	is not related to the insured person, and there was no stepparent-stepchild relationship between the two (Art. 95 cl. 1 and 2, Swiss Civil Code);

•	had cohabited (lived in the same household in a marriage-like relationship) with the insured person for at least the last five years prior to the death of the deceased, or

•

was cohabiting with the insured person at the time of the latter’s death and is additionally supporting one or more children from the relationship who are entitled to an orphan’s benefit under these regulations.

In what follows, the widow’s or widower’s pension shall be understood to also refer to the unmarried partner’s pension.

Save as provided in Art. 8 cl. 2, the widow’s or widower’s pension commences on the date of the insured person’s death, but no earlier than the date on which payment of the full salary ceases, and continues to be payable for the life of the widow, widower or surviving partner.

If the widow, widower or surviving partner marries or registers a partnership before completion of the 45th year of age, the pension shall cease and entitlement shall arise to a lump-sum settlement amounting to three times the annual pension, unless the widow, widower or surviving partner requests in writing that the entitlement to the pension be restored should the new marriage or partnership be judicially dissolved;

such a declaration is irrevocable and applies to any subsequent marriage or registration of a new partnership.

The pension shall cease upon the remarriage of the divorced spouse, the marriage of the ex registered partner or the registration of a new partnership without giving rise to an entitlement to a lump-sum settlement or to restoration of the pension if the new marriage or registered partnership is judicially dissolved.

(2)

If the insured person dies before commencement of the retirement pension, the annual widow’s or widower’s pension amounts to 36% of the qualifying salary. However, it may be no less than a pension calculated as a percentage of the final retirement savings without interest in accordance with the BVG (Art. 11 cl. 4), whereby the percentage used shall correspond to 60% of the BVG conversion rate which applies to the retirement pension.

If the insured person dies after commencement of the retirement pension, the annual widow’s or widower’s pension amounts to 60% of the most recent retirement pension.

If the spouse, divorced spouse or partner is over 10 years younger than the insured person, the pension shall be reduced by 1% of its full amount for each year or fraction of a year over the 10 years.

If the insured person marries after reaching age 65, the pension which has been reduced in accordance with the previous article (if applicable), will be further reduced to the following:

Marriage at	Reduced rate
66	80%
67	60%
68	40%
69	20%
over	0%

If the insured person marries after reaching age 65 and is suffering from a disease of which they must have been aware and of which they die within two years, the pension will not be payable.

Entitlement to mandatory benefits in accordance with the BVG will remain.

If the insured person and his or her partner registered their partnership or entered into a marriage-like relationship in the same household following completion of the insured person’s 65th year of age, then all the previously cited rules regarding a reduction in benefits, which apply in the event of marriage following age 65, shall apply accordingly.

The unregistered partner is, however, not entitled to the minimum benefit for widows and widowers arising in accordance with the BVG.

(3)

A lump-sum payment may be drawn in lieu of a full or partial pension.

The one-off lump-sum payment for widows, widowers or surviving partners who had completed the 45th year of age at the time of the death of the insured person corresponds to the mathematical reserve calculated for the portion of the pension paid as a lump sum and taking into ac-count the widow’s, widower’s or surviving partner’s age. If the widow, widower or surviving partner had not yet completed the 45th year of age, the mathematical reserve calculated using the above method will be reduced by 3% for each year or fraction of a year by which the widow, widower or surviving partner was younger than 45 at the date of the insured person’s death. The one-off lump-sum payment nevertheless amounts to at least four times the portion of the pension which is to be paid as a lump sum.

Application for a lump-sum payment must be made in writing prior to payment of the first pension instalment.

With the exception of orphan’s benefits, entitlement to benefits in accordance with the pension fund regulations ceases for the portion of the retirement savings paid out as a lump sum.

Art. 18 - Orphans’ benefits

(1)

Each qualifying child (cl. 2) under age 18 will be entitled to an orphan’s benefit, if an insured per-son dies before or after commencement of the retirement pension.

Payment of an orphan’s benefit is subject to Art. 9, cl. 1 relating to coordination with UVG/MVG benefits and Art. 13, cl. 5 relating to lump-sum payment of the retirement savings.

(2)

The following children qualify:

•	the insured person’s children in accordance with Art. 252 of the Swiss Civil Code

•	totally dependent step-children and foster children, or those who are dependent to a large extent.

(3)

Except as provided in Art. 8, cl. 2, the orphan’s benefit commences on the day of the insured person’s death, but not earlier than the date on which payment of the full salary ceases. The benefit is payable until the child attains the age of 18.

Orphans’ pensions will continue to be paid beyond age 18

•	to children who are still in education, but not beyond age 25

•

to disabled children who became disabled prior to age 25 and are not entitled to disability income under the BVG, UVG or MVG. The benefit is paid in accordance with the degree of disability until earning capacity is restored.

Entitlement to mandatory benefits in accordance with the BVG will remain.

(4)

The annual orphan’s benefit for each child amounts to 10% of the qualifying salary. However, it may be no less than a pension calculated as a percentage of the final retirement savings without interest in accordance with the BVG (Art. 11 cl. 4), whereby the percentage used shall correspond to 20% of the BVG conversion rate which applies to the retirement pension.

Art. 19 - Lump-sum death benefit

(1)

A lump-sum death benefit is payable if an insured person dies before commencement of the retirement pension.

The right is reserved to use the lump-sum death benefit to fund the widow’s, widower’s and un-married partner’s pension.

(2)

General order of beneficiaries

The order and extent of entitlement to the lump-sum death benefit by the survivors of the de-ceased insured person is as follows - irrespective of the right of inheritance, but subject to any legal restrictions:

I. a)	the spouse or registered partner; in the absence of whom:

b)	the children who are entitled to an orphan’s pension in accordance with Art. 18 of these regulations; in the absence of whom

c)	the unregistered partner (same or opposite sex) of an unmarried insured person

•	who had lived with the insured person in a continuous marriage-like relationship for at least the last five years prior to the latter’s death, or

•	who has to support one or more dependent children from the relationship, in the absence of whom:

d)	those persons who were largely dependent on the deceased for financial support;

are entitled to 100% of the lump-sum death benefit.

In the absence of beneficiaries from this first category:

II. a)	the children who are not entitled to an orphan’s pension in accordance with Art. 18 of these regulations; in the absence of whom

b)	the parents; in the absence of whom

c)	the siblings;

are entitled to 100% of the lump-sum death benefit.

In the absence of beneficiaries from this second category:

III.	the other legal heirs (excluding the community)

are entitled to 50% of the lump-sum death benefit, but to no less than the portion of the lump sum death benefit which corresponds to the vested benefits brought in by the insured person and the purchase sums and contributions paid during the contribution period, in each case without interest.

The apportionment of the lump-sum death benefit between several beneficiaries shall result in each receiving an equal share.

(3)

Designated order of beneficiaries

In a written declaration to the Foundation the insured person may

•	change the ranking order of beneficiaries within a single category and/or

•	determine a different share of the apportionment of the lump-sum death benefit between several beneficiaries.

The ranking order of the categories of beneficiaries may not be changed.

(4)

If a declaration concerning a change to the ranking order of beneficiaries or to the apportionment of the lump-sum death benefit has been made or if such declaration does not comply with the provisions under cl. 3, the general order of beneficiaries in accordance with cl. 2 shall apply.

(5)

Any unpaid portions of the lump-sum death benefit revert to the Foundation to be used for the sole benefit of the insured persons of the employment benefits institution and their dependants.

(6)

The lump-sum death benefit for persons who are married or living in a registered partnership is made up of the following components:

100% of the accumulated retirement savings upon death.

This benefit will only be provided where death was due to a cause not covered by UVG or MVG.

The lump-sum death benefit may be used, in so far as necessary, to finance the widow’s, widower’s and unmarried partner’s pension.

100% of the qualifying salary.

This benefit will only be provided where death was due to a cause not covered by UVG or MVG.

100% of the qualifying salary but no less than 100% of the accumulated retirement savings upon death.

This benefit will only be provided where death was due to a cause covered by UVG or MVG.

The lump-sum death benefit may be used, in so far as necessary, to finance the widow’s, widower’s and unmarried partner’s pension.

The lump-sum death benefit for persons who are unmarried and not living in a registered partnership is 100% of the qualifying salary but no less than 100% of the accumulated retirement savings upon death.

Should a divorced person be entitled to a pension in accordance with Art. 17, the lump-sum death benefit will be used - to the extent necessary - to fund this pension.

If a partner is entitled to a pension in accordance with Art. 17, an unmarried partner not living in a registered partnership has the same entitlement to the lump-sum death benefit as a married person.

The total benefits from a UVG or MVG entitlement may not exceed the death benefit payable on a non-UVG/MVG entitlement.

Art. 20 - Cost of living (C.O.L.) adjustment

(1)

The mandatory minimum BVG disability and surviving dependants’ benefits will be adjusted in line with rises in the cost of living as stipulated by the Federal Council. The initial adjustment takes place at the start of the calendar year after which a pension has been paid for three years. They will then be made periodically up to attainment of age 64 for entitled women and age 65 for entitled men.

(2)

Retirement pensions and other current pensions or portions of pensions which are not required to be adjusted in accordance with cl. 1 will be adjusted to the cost of living in line with the Vorsorgewerk’s financial resources. To the extent permitted by the Vorsorgewerk’s financial resources, the Administrative Board resolves each year whether and to what degree an adjustment will be made.

An adjustment is made by means of an allocation to purchase an increase in pension. At the earliest, this can only occur when the amount available allows suitably large pension increases to be purchased. Provided that the Foundation is informed of the resolution to adjust pensions to the cost of living no later than the end of October of the current year, the adjustment will be made as of 1 January of the following year.

E.	Funding

Art. 21 - Contributions / Waiver of contributions upon disability

(1)

The insured persons pay no contributions towards the funding of benefits.

The full cost of employee benefits is borne by the employer. The employer finances the contribution out of their own resources or out of the employer contribution reserves maintained for this purpose.

(2)

When an insured person is disabled in accordance with the definition contained in Art. 5, the premiums are waived to the extent appropriate to the degree of disability, from the end of a waiting period of 3 months or, if earlier, from the date on which the person becomes entitled to an IV benefit.

The waiver extends to all age-related increases in premiums.

The length of the waiting period is determined on the basis of the total number of days of disability which do not precede a fully active period of work of more than 12 months.

The waiver of premiums will commence without a new waiting period where it had already been in force due to an earlier disability and the insured person’s fully active period of work between the two entitlements was no longer than twelve months.

Art. 22 - Special measures

Any available funds accumulated prior to 1 January 2005 in the fund for special measures will continue to earn interest.

The Administrative Board decides on how and when the available funds are to be used, in keeping with the Foundation’s objective.

Art. 23 - Art. 23 - Bonus

(1)

The Vorsorgewerk is entitled to participate in surplus vis-a-vis Swiss Life in accordance with Art. 5 of the General Policy Conditions for Group Life Insurance (GPC). In this respect, the Vorsorgewerk is treated as a policyholder.

The Vorsorgewerk’s entitlement to a share of the surplus arises when the contract of affiliation enters into force and ceases when the contract is terminated. The bonus accruing in any one year shall be payable at the beginning of the following year. The bonus resulting for the last contract year, taking account of the termination of the contract, shall be payable at the beginning of the next calendar year.

The Vorsorgewerk’s bonus entitlement is communicated annually. It bears interest at a rate in line with the market until it is applied.

(2)

General application of bonus

Unless the Administrative Board countermands this with a resolution to the contrary in accordance with cl. 4, the application of the bonus shall proceed as follows:

The bonus is divided mathematically between the active insured persons (hereinafter the employees) and the recipients of retirement, disability and survivors’ benefits (hereinafter the pensioners). This apportionment takes account of the source of the bonus (revenue from the savings process, risk and costs) with appropriate weightings.

The portion calculated for employees is allocated to the individual employed persons using a mathematical formula (distribution ratio). The portion calculated for the individual employed person shall be credited to that person on the 1 January (key date) following notification (cl. 3) in the form of an allocation and shall be used to increase their supplementary retirement savings (Art. 11 cl. 1). The employed person must belong to the Vorsorgewerk as of the key date for the portion to be allocated. The insured person has no legal entitlement to this portion before it is incorporated into the employee benefits on the key date.

The portion calculated for the pensioners is accrued and applied in accordance with Art. 20 cl. 2.

(3)

The Vorsorgewerk will receive the following information when it is informed of its bonus entitlement:

•	the share of the employees in the bonus

•	the share of the pensioners in the bonus

•	the distribution formula envisaged for employees.

(4)

Countermanding resolution by the Administrative Board

The Administrative Board may pass a countermanding resolution departing from the general application of surplus within the time period allowed. If the individual employees or pensioners are to be allocated bonus amounts with the aim of increasing benefits, the procedures cited (cl. 2, sections 3 and 4; Art. 20 cl. 2, section 2) must be observed. Any costs incurred are charged to the bonus.

The Administrative Board shall inform the Foundation in writing of a resolution departing from the general application of surplus after the bonus entitlement has been communicated, but no later than the end of October.

F.	Premature termination of the employee benefits relationship

Art. 24 - Vested benefits

(1)

If the employment relationship of a person who is capable of working is terminated before retirement savings (Art. 11) are accumulated, then the employee benefits relationship shall cease at that date without giving rise to any entitlement, save as provided in Art. 26. If, however, there are retirement savings available, the person who is withdrawing is entitled to a vested benefit, if he or she

•	cannot claim a retirement pension in accordance with Art. 13, or

•	could claim a retirement pension in accordance with Art. 13, but has not yet reached normal retirement age and remains in gainful employment or is in receipt of unemployment insurance benefits.

(2)

The vested benefit is credited to the employee benefits fund of the new employer. Cash payment is subject to the provisions of cl. 3.

If an insured person does not enter a new employee benefits institution, and payment in cash is not applicable, at the time of withdrawal from the employee benefit scheme they are entitled to

•	a vested benefits policy which provides for retirement capital and lump-sum death benefit, without the insured person especially requesting that they be included, or

•	a single premium on a vested benefits account.

(3)

The insured person may request cash payment of the vested benefit, if he or she

•	is leaving Switzerland permanently and not taking up residence in Liechtenstein

•	is taking up self-employment and is no longer subject to the mandatory occupational benefits, or

•	is entitled to an amount which is smaller than his or her annual personal contribution.

The insured person cannot request a cash payment covering the mandatory portion of the vested benefit (minimum benefit in accordance with the BVG) if he or she is leaving Switzerland permanently while remaining mandatorily insured for old-age, disability and death benefits under the legal provisions of a member state of the European Community or of Iceland or Norway.

If the insured person has paid a purchase sum to improve their benefits coverage in the three years prior to the cash payout, legal restrictions on payout may apply.

In the case of an insured person who is married or living in a registered partnership, written consent from the spouse or registered partner is required for a cash payment; if the entitlement to benefits has been pledged, written consent is also required from the pledge holder. Evidence of an entitlement to a cash payment must be provided in the form determined by the Foundation.

(4)

The following information must be supplied to the Foundation in order for vested benefit entitlements to be satisfied promptly:

The Employer must inform the Foundation immediately of the imminent termination of the employment relationship and of any disability which may exist.

The insured person must inform the Foundation, via the Employer, or directly, of the details required for the transfer of the vested benefit to the new employee benefits institution (name and address of the new employer, name and address of the new employee benefits institution, PO or bank account, together with the name and address of the bank, its bank clearing number and post office account number). Direct notification to the Foundation must include the insured person’s name, address and AHV number.

If the insured person does not join a new employee benefits institution and if payment in cash is not applicable, that person is legally required to give notification of how employee benefits coverage will be maintained in accordance with cl. 2. If the insured fails to do this, the vested benefits will be transferred to the Foundation for the BVG Contingency Fund after six months at the earliest, after two years at the latest.

The vested benefits will earn interest at the minimum rate stipulated by the Swiss Federal Council for mandatory occupational benefits.

(5)

In the case of divorce or the judicial dissolution of a registered partnership, a portion of the vested benefits accumulated by the insured person during the course of the marriage or the registered partnership may be transferred to the employee benefits institution of the divorced spouse or ex registered partner in accordance with the legal stipulations. If such a transfer is to be made, the reduction of the mandatory and supplementary portion of the accumulated retirement savings and the effect on the insured benefits will be the same as in the case of a prepayment for home ownership purposes (see Art. 10 cl. 6). The insured person may also take out supplementary insurance or, in accordance with Art. 12 cl. 4, pay a purchase sum in order to partially or completely bridge the gap arising in the employee benefits coverage.

Art. 25 - Level of vested benefit (money purchase plan)

(1)

The vested benefit amounts to the total accumulated retirement savings at the time the insured person leaves the employee benefits institution (vested benefit in accordance with Art. 15 of the Law on Vested Benefits).

The accumulated retirement savings include the mandatory retirement savings which in accordance with the provisions on accumulation and funding (Art. 11 cl. 1, Art. 12 and 21) equal or are greater than the legally stipulated minimum when the insured person leaves the fund. This includes:

a.	the vested benefits brought in by the insured person and any additional purchase sums paid, plus interest

b.	the contributions paid by the insured person to the retirement credits, plus interest

c.	an increase of 4% for each year over the age of 20 (Art. 4, cl. 1, section 1), on the amount stipulated in accordance with let. b., at most, however, 100%.

If a portion of the retirement savings has been prepaid for home ownership or a portion of the vested benefit has been transferred to the employee benefits institution of the divorced spouse or the ex registered partner, the minimum takes into account the amount and date of the pre-payment or transfer.

(2)

If the employment relationship of a partially disabled person is terminated, they are entitled to a vested benefit in accordance with cl. 1 for the active portion of the insurance.

If after leaving the former employee recovers from partial disability without resuming employment with the employer, they will be entitled to vested benefit according to cl. 1 above on that portion of coverage which has been maintained beyond termination of employment.

Art. 26 - Extension period / Extended liability

(1)

The benefits insured for death and disability at the time of the termination of the employee benefits relationship will remain insured as before until commencement of a new employee benefits relationship, but not beyond a period of one month (extension period).

(2)

If an insured person is not fully capable of work at the time when the employee benefits relationship is terminated or the extension period expires and, as a result, is declared disabled within 360 days within the meaning of Art. 5, they will be entitled to disability benefits in accordance with these regulations. If the degree of disability from the same cause increases within a further 90 days, or if the degree of disability from the same cause increases within 90 days in a person who was disabled at the time of termination of the employee benefits relationship or following expiry of the extension period, then disability benefits in accordance with these regulations shall also be paid in proportion to the increased degree of disability.

If disability or an increase in the degree of disability does not occur during the stated periods any entitlement to disability benefits or a rise in the level of such benefits, will be strictly in accordance with the provisions of the BVG. No more than the minimum benefits in accordance with the BVG will be paid.

(3)

If disability benefits or death benefits are to be paid after the entitlement to a vested benefit has been claimed, the vested benefit must be paid back to the extent required to pay out current benefits and insure future benefits. Benefits shall be reduced if no repayment is made.

Art. 27 - Partial liquidation

(1)

Basic principles

In the event of a partial liquidation the insured persons who withdraw have an entitlement, individually or collectively, to any available free Vorsorgewerk funds (Art. 23 cl. 1 FZG).

In accordance with Art. 53b cl. 1 of the BVG, the legal requirements for a partial liquidation obtain in the following cases:

•	if the staff numbers of a company insured with the Foundation decrease in less than one year for reasons other than restructuring, as described below:

•	an insured staff of more than 100 insured employees decreases by a minimum of 10%

•	an insured staff of more than 20 and up to 100 insured employees decreases by a mini-mum of 20%

•	an insured staff of 20 insured employees or fewer decreases by a minimum of 5 persons

•	if the staff numbers of a company insured with the Foundation decreases by at least a third over a period of three years, for reasons other than restructuring

•	if at least 10% of the insured persons withdraw from the Vorsorgewerk in the event of the company being restructured

•	if the contract of affiliation is terminated.

The employer, or the Administrative Board, is obliged to notify the Foundation immediately of any reduction in staff numbers or restructuring which could lead to a partial liquidation.

If the contract of affiliation is being terminated, the principles outlined in clauses 3 and 4 shall apply.

(2)

Determining the level of free funds

The free funds shall be determined on the basis of the Vorsorgewerk’s assets on the key date for the partial liquidation. The calculation of the free funds is based on a commercial and actuarial balance sheet.

The partial liquidation key date shall be 31 December immediately following ascertainment that the conditions for a partial liquidation have been met. The legal requirements for a partial liquidation are deemed to obtain upon completion of the significant reduction in the workforce or upon completion of the restructuring of the company. As a rule a maximum period of three years is taken into account from the start of the reduction in staff numbers or the start of the restructuring of the company.

Should there be a substantial change in the assets between the partial liquidation key date and the transfer of the free funds, the free funds to be transferred may be adjusted accordingly.

(3)

Apportionment between remaining and withdrawing insured persons

The available free Vorsorgewerk funds shall be divided among those persons leaving the Vorsorgewerk and those remaining with the Vorsorgewerk.

The free funds shall be shared out between those insured persons who are remaining with the Vorsorgewerk of the Foundation and those who are withdrawing from the Vorsorgewerk, or who have already withdrawn, in accordance with the relation of the sum of the mathematical reserves for those remaining with the Vorsorgewerk to the sum of the mathematical reserves for those withdrawing or already withdrawn.

The free funds for those persons who are not withdrawing from the Vorsorgewerk shall remain with the Vorsorgewerk.

(4)

Transfer of free funds upon termination of the contract of affiliation

If all the insured persons withdraw from the Vorsorgewerk and therefore from the Foundation as the result of termination of the contract of affiliation and then join a new employee benefits institution, the entire free funds will be collectively transferred to the new employee benefits institution, subject to the provisions of section 3 of this clause.

If a specific category of insured person should remain with the Foundation (e.g. recipients of a retirement pension) upon termination of the contract of affiliation, a commensurate share of the free funds shall remain with the Vorsorgewerk (see cl. 3, section 2).

If, upon termination of the contract of affiliation, it becomes apparent that a partial liquidation must first be executed owing to a significant reduction in staff numbers or the restructuring of the company, a commensurate share of the free funds (see cl. 3, section 2) shall remain with the Vorsorgewerk or Foundation until the procedure has been correctly completed.

(5)

Transfer of free funds upon a significant reduction in staff numbers or restructuring

If insured persons should withdraw from the Vorsorgewerk as the result of a significant reduction in the workforce or the restructuring of the company without collectively joining a new employee benefits institution (hereinafter referred to as “individually withdrawing insured persons”), the share of the free funds assigned to them under the distribution plan shall be transferred in addition to the vested benefit from their retirement savings.

In the case of a collective entry to the new employee benefits institution, the free funds calculated in accordance with cl. 3 section 2 shall be transferred collectively.

(6)

Distribution plan / Distribution formula

The shares of the free funds for individually withdrawing insured persons shall be established by means of a distribution plan on the basis of an objective distribution formula.

Criteria for the distribution formula may include:

•	age of the insured person

•	number of years of service or contribution years

•	the amount of the individual retirement savings or individual mathematical reserve

•	the sum of the annual employee contributions (without purchase sums) which have built up during membership of the Vorsorgewerk.

The Administrative Board is entitled and obliged to determine the individual components and their weighting by means of a decision; the principle of equality of treatment among the insured persons must be observed.

Should the Administrative Board fail to discharge its duty and not pass a relevant resolution within a reasonable period of time, the distribution formula shall be as follows:

The free funds shall be shared out in accordance with the relation of the sum of the annual employee contributions accumulated by the individually withdrawing insured person during their membership of the Vorsorgewerk (without purchase sums) to the sum total of the annual employee contributions of all the individually withdrawing insured persons (without purchase sums).

(7)

Responsibilities

The Administrative Board shall delegate the effecting of the partial liquidation to the Foundation. The Foundation shall take on this duty in the name of the Administrative Board and for account of the Vorsorgewerk and shall perform all duties which, under the terms of these regulations, must not expressly be discharged by the Administrative Board.

The employer and/or the Administrative Board undertakes to immediately supply the Foundation with all the relevant data pertaining to a partial liquidation.

The Foundation shall draw up the distribution plan in accordance with the decision of the Administrative Board within the meaning of cl. 6 of this article. The Administrative Board shall approve the distribution plan within 30 days of its submission.

(8)

Informing the insured persons / Objections

Upon approval of the distribution plan by the Administrative Board, the Foundation shall inform all those insured persons affected (including pensioners) specifically about:

•	the fact that a case of partial liquidation obtains under the present regulations

•	the total amount of free funds to be distributed, the distribution formula and the amount they will receive as an individual or the collective share of the free funds

•

the right to request a review of the conditions for a partial liquidation and of the procedure being followed as well as the distribution plan, by submitting an objection in writing to the competent supervisory authority within 30 days of notification.

A legal claim to individually assigned funds or to the transfer of the collective amount does not arise until the period for submitting objections has expired, with no objections having been lodged, or if an objection has been lodged, not until the final ruling on the objection and any ap-peal proceedings.

G.	Final provisions

Art. 28 - Effective date

(1)

These regulations come into effect on 01.04.2008. Every person admitted to the employee benefits must receive a copy of them.

As of the date upon which these regulations take effect, all former regulations will become null and void for all persons with no entitlement to benefits from them. If an entitlement becomes due, it will be effective from the date of death or the beginning of incapacity to work which leads to disability or death.

The provisions on a possible medical examination and possible pre-existing conditions with regard to the payment of benefits at the time of acceptance into the fund (Art. 3, cl. 1) are applicable to any increase in the level of benefits provided in accordance with the former regulations.

(2)

Any matters which arise for which there are no provisions in accordance with these regulations or the administrative regulations described in Art. 2 are to be settled by the Foundation’s administrative bodies within the framework of the law.

Art. 29 - Modification / Divergence

(1)

These regulations may be modified at any time. The retirement savings accumulated for each individual insured person - after deduction of any costs - must continue to be used for the provision of their benefits. Insured persons’ or beneficiaries’ entitlements already acquired will not be affected by subsequent modifications.

Costs may be incurred following a change of pension provider upon termination or partial termination of the contract of affiliation (Art. 1). The accumulated retirement savings will be reduced by such costs to the extent allowed by law if the law so provides.

With the change of pension provider following the termination or partial termination of the con-tract of affiliation, the refund will earn interest from the due date until the date of transfer to the new pension provider. Interest on the mandatory portion is credited in accordance with the minimum interest rate stipulated by the Federal Council for mandatory occupational benefits; interest on the supplementary portion is credited at the rate underlying the Swiss Life one-year group life insurance premium rates for savings plans.

(2)

The right is reserved to diverge from the provisions of these regulations if legal requirements make it necessary.

Zurich, May 2009	Swiss Life Collective BVG Foundation